Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Qorvo, Inc. 2012 Stock Incentive Plan of our reports dated May 20, 2022, with respect to the consolidated financial statements of Qorvo, Inc. and the effectiveness of internal control over financial reporting of Qorvo, Inc. included in its Annual Report (Form 10-K) for the year ended April 2, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
August 9, 2022